Exhibit 99.1

GAP INC. REPORTS HOLIDAY SALES RESULTS

SAN FRANCISCO - January 9, 2014 - Gap Inc. (NYSE: GPS) today announced positive 1 percent comparable sales and positive 2 percent net sales growth for the November and December 2013 holiday shopping season, compared with last year.

Due to the 53rd week in fiscal year 2012, comparable sales for the combined months of November and December 2013 are compared to the nine-week period ended January 5, 2013. Net sales for the nine-week period ended January 4, 2014 were $3.68 billion compared with net sales of $3.59 billion for the nine-week period ended December 29, 2012.

During the third quarter earnings announcement, the company reaffirmed its full-year earnings per share guidance range of $2.57 to $2.65 for fiscal 2013. Having completed the majority of the holiday season, today the company noted that it is comfortable delivering at the high end of this range.

“We delivered solid overall performance across our global brands this holiday season, on top of last year’s strong results,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Gap Inc.’s comparable sales for December 2013 were flat versus a 5 percent increase for December 2012. Due to the 53rd week in fiscal year 2012, comparable sales for December 2013 are compared to the five-week period ended January 5, 2013.

The company reported that net sales for the five-week period ended January 4, 2014 were $2.05 billion compared with net sales of $2.08 billion for the five-week period ended December 29, 2012.

December Comparable Sales Results
Comparable sales by global brand for December 2013 were as follows:

•	Gap Global: positive 1 percent versus flat last year

•	Banana Republic Global: flat versus positive 1 percent last year

•	Old Navy Global: negative 2 percent versus positive 13 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on January 9, 2014 and available for replay until 1:00 p.m. Pacific Time on January 17, 2014.

January Sales
The company will report January sales on February 6, 2014.

Forward Looking Statements
This press release and related recording contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	Earnings per share for fiscal year 2013.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results;

•
the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of January 9, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com